SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 5, 2009 (November 2, 2009)

COMFORCE Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-6081	36-2262248
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York	11797
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 437-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

The information required by this Item 1.01 of Form 8-K is included in Item 2.03 of this Report.

Item 2.02.  Results of Operations and Financial Condition

On November 5, 2009, COMFORCE Corporation (the "Company")  issued a press release announcing its financial results for the quarter ended September 27, 2009.  A copy of the press release is attached as Exhibit 99.2 hereto.

The information contained in this Item 2.02 of this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Since 2003, the Company and various of its operating subsidiaries, as co-borrowers and guarantors, have been parties to a Revolving Credit and Security Agreement (the “PNC Credit Facility”) with PNC Bank, National Association, as a lender and administrative agent (“PNC”), and other financial institutions participating as lenders to provide for a revolving line of credit with available borrowings based, generally, on 87.0% of the Company’s accounts receivable aged 90 days or less, subject to specified limitations and exceptions.  On November 2, 2009, the PNC Credit Facility was amended and restated, and various terms were modified.  The term was extended from July 24, 2010 to November 2, 2012, and, at the Company’s request, the maximum availability under the facility was reduced from $110.0 million to $95.0 million.

In addition, reflective of current credit markets, the interest rate was increased.  Prior to the effective date of the amendment, borrowings bore interest, at the Company’s option, at a per annum rate equal to (1) the higher of the federal funds rate plus 0.5% or the base commercial lending rate of PNC as announced from time to time, or (2) LIBOR plus a specified margin, ranging from 1.5% to 2.5% based upon the Company’s fixed charged ratio.  Beginning on the effective date of the amendment, the existing as well as new borrowings under the PNC Credit Facility bear interest, at the Company’s option:

•	for loans denominated as domestic rate loans, at a per annum rate equal to 1.75% plus the highest of

(1)	the federal funds open rate plus 0.5%,

(2)	the base commercial lending rate of PNC as announced from time to time, or

(3)	one-month LIBOR, as published each business day in The Wall Street Journal, adjusted to take into account any changes in the Federal Reserve requirements for bank eurocurrency fundings, plus 1.0%; or

•	for loans denominated as eurodollar rate loans, at a per annum rate equal to 2.75% plus the higher of

(1)	LIBOR, as it appears at a specified time each business day on Bloomberg Page BBAM1, adjusted to take into account any changes in the Federal Reserve requirements for bank eurocurrency fundings, or

(2)	1.50%.

The PNC Credit Facility provides for a commitment fee of 0.375% of the unused portion of the facility, which was increased from 0.25% prior to the effective date of the amendment.  Letter of credit fees also increased from 1.25% per annum to 2.0% per annum.

The obligations under the PNC Credit Facility continue to be collateralized by a pledge of the capital stock of certain operating subsidiaries of the Company and by security interests in substantially all of the assets of the Company.  The PNC Credit Facility contains various financial and other covenants and conditions, including, but not limited to, a prohibition on paying cash dividends and limitations on engaging in affiliate transactions, making acquisitions and incurring additional indebtedness, breach of which would permit the lenders to accelerate the obligations.  The PNC Credit Facility also limits capital expenditures to $6.0 million annually.

The above description of the PNC Credit Facility is qualified in its entirety by reference to the copy of the PNC Credit Facility filed as Exhibit 4.1 to this report, which is incorporated herein by this reference. A copy of the Company’s press release announcing the entry into the PNC Credit Facility is filed as Exhibit 99.1 to this report, which is incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits

4.1
Amended and Restated Revolving Credit and Security Agreement dated as of November 2, 2009 among the Company, PNC Bank, National Association, as lender and administrative agent, and other named lenders.

99.1	Press release issued November 3, 2009.

99.2	Press release issued November 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORCE Corporation

/s/ Harry V. Maccarrone
Harry V. Maccarrone
Executive Vice President and Chief Financial Officer

Date: November 5, 2009

EXHIBIT INDEX

Item	Description

4.1
Amended and Restated Revolving Credit and Security Agreement dated as of November 2, 2009 among the Company, PNC Bank, National Association, as lender and administrative agent, and other named lenders.

99.1	Press release issued November 3, 2009

99.2	Press release issued November 5, 2009